Exhibit 10.2
EDISON INTERNATIONAL
2008 EXECUTIVE RETIREMENT PLAN
Amended and Restated Effective
February 26, 2025 (except as otherwise provided)

PREAMBLE
The purpose of this Plan is to provide supplemental retirement benefits to Participants and surviving spouses or other designated Beneficiaries of such Participants.
This Plan applies to benefits that are accrued or vested after December 31, 2004, and is intended to comply with Section 409A of the Internal Revenue Code and the regulations promulgated thereunder. Benefits that were accrued and vested prior to 2005 shall be paid under the Predecessor Plan in accordance with the terms therein, and shall not be subject to any of the terms of this Plan. In no event shall a Participant receive benefits under this Plan and the Predecessor Plan with respect to the same years of service.
ARTICLE 1
DEFINITIONS
Capitalized terms in the text of the Plan are defined as follows:
401(k) Earnings means the Participant’s “Earnings” taken into account for purposes of determining “Deferrals” under the Savings Plan, with “Earnings” and “Deferrals” having the meanings set forth in the Savings Plan, provided however, that as to a Non-Cash Balance Participant who first commences participation in the Plan on or after January 1, 2021 and as to a True-Up Participant who first commences participation in the Plan on or after January 1, 2019, the Participant’s 401(k) Earnings taken into account as to the first Plan Year the individual is a Participant shall be limited to 401(k) Earnings earned by the Participant on and after the first day of the first payroll period applicable to the Participant that commences after the last day of the thirty-day period (or such shorter period as may be prescribed by the Administrator) for the individual to make an initial Payment Election after first becoming a Participant.
Administrator means the Compensation and Executive Personnel Committee of the Board of Directors of EIX.
Affiliate means EIX or any corporation or entity which (i) along with EIX, is a component member of a “controlled group of corporations” within the meaning of Section 414(b) of the Code, and (ii) has approved the participation of its Executives in the Plan.
Beneficiary means the person or persons or entity designated as such in accordance with Article 6 of the Plan.

Benefit Feature means one of the levels of benefit under the Plan as described in
Section 3.2(a).
Board means the Board of Directors of EIX.
Bonus means (i) the dollar amount of bonus (if any) awarded by the Employer to the Participant pursuant to the terms of the Executive Incentive Compensation Plan, the 2007 Performance Incentive Plan, or a successor plan governing annual executive bonuses (collectively, the “Executive Bonus Plan”) and (ii) for a Qualifying Severance in connection with a Separation from Service that occurs on or after January 1, 2023, the dollar amount of the Participant’s target bonus under the Executive Bonus Plan for the calendar year preceding the year of the Separation from Service if a bonus is not paid to the Participant under the Executive Bonus Plan for such preceding calendar year because the Separation from Service occurs before the vesting date under the Executive Bonus Plan for such bonus. Notwithstanding the foregoing, effective for any Bonus for 2018 or a later year, the Administrator shall have discretion to provide that, for purposes of determining benefits under this Plan, a Participant shall be treated as having received (i) the Bonus that would otherwise be taken into account pursuant to the preceding sentence or (ii) such other amount as determined by the Administrator that is no greater than the Participant’s target bonus for the year under the Executive Bonus Plan. As to a Non-Cash Balance Participant who first commences participation in the Plan on or after
January 1, 2021 and as to a True-Up Participant who first commences participation in the Plan on or after January 1, 2019, the Participant’s Bonus taken into account as to the first Plan Year the individual is a Participant shall be the Participant’s Bonus earned during the Plan Year multiplied by the ratio of (i) the number of full payroll periods remaining in the Plan Year after the last day of the thirty-day period (or such shorter period as may be prescribed by the Administrator) for the individual to make an initial Payment Election after first becoming a Participant to (ii) the total number of full payroll periods during the Plan Year that such individual is an Executive.
Cash Balance Pay Credits means the Participant’s “Pay Credits” for purposes of the Qualified Plan, as defined in the Qualified Plan. As to an individual who first commences participation in the Plan on or after January 1, 2019, the Participant’s Cash Balance Pay Credits taken into account as to the first Plan Year the individual is a Participant shall equal the Participant’s Pay Credits for purposes of the Qualified Plan for that Plan Year multiplied by the ratio of (i) the number of full payroll periods remaining in the Plan Year after the last day of the thirty-day period (or such shorter period as may be prescribed by the Administrator) for the individual to make an initial Payment Election after first becoming a Participant to (ii) the total number of full payroll periods during the Plan Year that such individual is employed by an Affiliate.
Change in Control means a Change in Control of EIX as defined in the Severance Plan.
Code means the Internal Revenue Code of 1986, as amended.
Contingent Event means the Participant’s Disability or death while employed by an Affiliate or Separation from Service for other reasons if such event occurs prior to the Participant’s Retirement.

Contingent Payment Election means an election regarding the time and form of payment made or deemed made in accordance with Section 4.2.
Crediting Rate means the rate at which interest will be credited when interest at the “Crediting Rate” is specified pursuant the Plan. If the Valuation Date for a Participant is before 2018, the Crediting Rate will be the interest crediting rate in effect for the Qualified Plan. If the Valuation Date for a Participant is after 2017, the Crediting Rate will be determined annually in advance of the calendar year and will be equal to the average monthly Moody’s Corporate Bond Yield for Baa Public Utility Bonds for the 60 months preceding September 1st of the prior year. Notwithstanding the foregoing, EIX reserves the right to prospectively change the definition of Crediting Rate.
Disability means the Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months or (ii) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, receiving income replacement benefits for a period of not less than three months under a plan covering employees of the Employer.
EIX means Edison International.
Employer means the Affiliate employing the Participant. Notwithstanding the foregoing, with respect to a particular Participant’s benefits under the Plan, for purposes of determining which Affiliate is obligated to pay such benefits, Employer as to such Participant and benefits means the Affiliate employing the Participant upon the Participant’s Separation from Service (or, as to any distribution of any benefit under the Plan prior to the Participant’s Separation from Service, the Affiliate employing the Participant at the time of such distribution).
ERISA means the Employee Retirement Income Security Act of 1974, as amended.
Executive means an employee of an Affiliate who is designated an Executive by the Chief Executive Officer (“CEO”) of that Affiliate or who is elected as a Vice President or officer of higher rank by the board of that Affiliate or by the Board.
Executive Profit Sharing Credits mean the amounts the Employer would have contributed to the Savings Plan if the Participant were not subject to Sections 415 and 401(a)(17) of the Code and if the Participant’s elective deferrals under the EIX 2008 Executive Deferred Compensation Plan or predecessor or successor plans governing nonqualified deferrals were included in the definition of Earnings under the Savings Plan.
Executive Retirement Account or ERA means the notional cash balance account established for record keeping purposes for a Participant pursuant to Section 3.4 of the Plan.
Executive Retirement Account Credits or ERA Credits means the amounts credited to a Participant’s Executive Retirement Account under Section 3.4 of the Plan.

Executive Retirement Account Salary Base or ERA Salary Base means (i) for a Non-Cash Balance Participant, the amount (if any) by which the Participant’s Salary for the applicable calendar year exceeds his or her 401(k) Earnings for that year, and (ii) for any other Participant, the amount (if any) by which the Participant’s Salary for the applicable calendar year exceeds the compensation limit for that year set by the Secretary of the Treasury for purposes of Section 401(a)(17) of the Internal Revenue Code.
Executive Retirement Account Salary Base Differential or ERA Salary Base Differential means (i) for a Non-Cash Balance Participant, the amount (if any) by which (1) the Participant’s annual rate of Salary in effect immediately prior to the Participant’s Separation from Service exceeds (2) the Participant’s annual rate of 401(k) Earnings in effect immediately prior to the Participant’s Separation from Service, and (ii) for any other Participant, the amount (if any) by which (1) the Participant’s annual rate of Salary in effect immediately prior to the Participant’s Separation from Service exceeds (2) the compensation limit set by the Secretary of the Treasury for purposes of Section 401(a)(17) of the Internal Revenue Code for the year in which the Participant’s Separation from Service occurs.
Non-Cash Balance Participant means a Participant who is described either in Section 3.1(c) below (other than a Participant who was employed by an Affiliate before January 1, 2018 but is not described in Section 3.1(d)) or in Section 3.1(d) below.
Officer means the CEOs, Presidents, Executive Vice Presidents, Senior Vice Presidents and elected Vice Presidents of EIX and its Affiliates. Other employees of EIX and its Affiliates, including officers who are not elected Vice Presidents or above, shall not be treated as Officers for purposes of the Plan, unless the Administrator specifically designates any such employee as an Officer for purposes of the Plan.
Participant means an individual who either (1) is an employee of an Affiliate, who (i) is a U.S. employee or an expatriate and is based and paid in the U.S.; (ii) has been designated as an Executive by the Administrator, the Affiliate’s board or the Affiliate’s CEO for purposes of the Plan; and (iii) qualifies as a member of the “select group of management or highly compensated employees” under ERISA, provided that an individual first designated as an Executive on or after December 1, 2020 shall not be a Participant until the first day of the calendar quarter following the calendar quarter in which the Executive satisfies such criteria, except as otherwise specified in writing by the Administrator; or (2) is a person who has a vested benefit under the Plan by virtue of prior employment as an Executive of an Affiliate, which vested benefit has not yet been completely distributed.
Payment Election means a Primary Payment Election or a Contingent Payment Election, or a payment election pursuant to Section 4.1.1, as the case may be, subject to change pursuant to Section 4.3. Payment Elections shall be made in the manner prescribed by the Administrator, or its delegate, which may include electronic elections.
Payment Event means: (i) as to an individual who first commenced participation in the Plan prior to 2021, the Participant’s Separation from Service for any reason other than death or

Disability; and (ii) as to an individual who first commenced participation in the Plan after 2020, the Participant’s Separation from Service for any reason other than death.
Plan means the EIX 2008 Executive Retirement Plan.
Predecessor Plan means the Southern California Edison Company Executive Retirement Plan.
Primary Payment Election means an election regarding the time and form of payments made or deemed made in accordance with Section 4.1.
Profit Sharing means the programs under which some Affiliates have made profit sharing or gain sharing contributions to the Savings Plan.
Profit Sharing Modifier Percentage means
(i)    Zero percent (0%) as to a Participant hired by an Employer on or after December 31, 2017 and prior to July 1, 2024;
(ii)    Zero percent (0%) as to a Participant hired (whether a new hire or a rehire) by an Employer on or after July 1, 2024 whose Profit Sharing Contribution Percentage is equal to six percent (6%); and
(iii)    An amount equal to the difference between six percent (6%) and the applicable Profit Sharing Contribution Percentage as to a Participant hired (whether a new hire or a rehire) by an Employer on or after July 1, 2024 whose Profit Sharing Contribution Percentage is less than six percent (6%).
Profit Sharing Contribution Percentage means, as to a Participant hired (whether a new hire or a rehire) by an Employer on or after July 1, 2024, the percent taken from the following schedule with the term “Age and Service Points” having the meaning set forth in the Savings Plan and with the determination of Age and Service Points and the applicable contribution percent determined in accordance with the provisions of the Savings Plan applicable to determining the “Fixed Profit Sharing Contribution” contribution percent for employees who are not represented for collective bargaining purposes:

If the Participant’s Age and Service Points Equal:	The Participant’s Profit Sharing Contribution Percent is:
45 or less	4%
46 – 59	5%
60 or more	6%

Qualified Plan means the Southern California Edison Company Retirement Plan, or a successor plan, intended to qualify under Section 401(a) of the Code.

Qualifying Officer means an Executive serving in one of the following “Qualifying Officer Roles”: the most senior officer of EIX, the most senior officer of Southern California Edison Company, the General Counsel of EIX, or the Chief Financial Officer of EIX. In the case of an Executive who served in a Qualifying Officer Role, ceased to hold a Qualifying Officer Role, but continued to provide transition support to an immediate successor for the Qualifying Officer Role, such Executive shall continue to be considered a “Qualifying Officer” until the earliest of (i) the date such transition support ends, (ii) three months after the Executive ceased serving in a Qualifying Officer Role, and (iii) the Executive’s Separation from Service.

Qualifying Severance means a Participant is entitled to benefits under the Severance Plan or any similar successor plan as in effect upon the Participant’s Separation from Service, and has satisfied all conditions for such benefits.
Retirement means Separation from Service upon attainment of at least age 55 with at least five Years of Service.
Salary means (i) for purposes of determining the ERA Salary Base on a payroll period basis for (x) a Non-Cash Balance Participant for any Plan Year or (y) for any other Executive for the 2018 Plan Year, the product of the Executive’s hourly Basic Pay (determined by dividing annualized Basic Pay by 2,080 hours) on the last day of the payroll period on which the Executive is employed by the Employer, times 80 hours, (ii) for purposes of True-Up Participants, the sum of the True-Up Participant’s Salary for the payroll periods for the Plan Year in which he or she serves at least one day as an Executive, with the Salary for each such payroll period determined in the same manner as clause (i) above, and (iii) for other purposes, the Executive’s Basic Pay. “Basic Pay” means the Executive’s basic pay from the Employer (excluding Bonuses, special awards, commissions, severance pay, and other non-regular forms of compensation) before reductions for deferrals under the Savings Plan or the EIX 2008 Executive Deferred Compensation Plan or predecessor or successor plans governing deferral of salary. As to a Non-Cash Balance Participant who first commences participation in the Plan on or after January 1, 2021 and as to a True-Up Participant who first commences participation in the Plan on or after January 1, 2019, the Participant’s Salary taken into account as to the first Plan Year the individual is a Participant shall be limited to the Salary earned by the Participant on and after the first day of the first payroll period applicable to the Participant that commences after the last day of the thirty-day period (or such shorter period as may be prescribed by the Administrator) for the individual to make an initial Payment Election after first becoming a Participant. Notwithstanding the foregoing, the Administrator, or its delegate, may prescribe a different definition of Salary for a Plan Year (or part thereof) if such definition is set forth in the form or instructions for the Payment Election for such Plan Year.
Savings Plan means the Edison 401(k) Savings Plan, or a successor plan.
Separation from Service occurs: (i) with respect to an individual who is a Participant on or prior to December 31, 2023, when such Participant dies, retires, or otherwise has a termination of employment from the Employer that constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder; and (ii) with respect to an individual who becomes a Participant following December 31, 2023, when such Participant dies, retires, or otherwise has a termination of employment from the Employer that constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h)(1), provided that a termination of employment from the Employer constituting such a “separation from service” shall be deemed to occur on the date on which it is reasonably anticipated that the level of bona fide services that the Participant will perform after such date (whether as an employee or as an independent contractor) will permanently decrease to less than 50 percent of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the Employer if the Participant has been providing services to the Employer less than 36 months), all as determined in accordance with Treasury Regulation Section 1.409A-1(h).
Severance Plan means the EIX 2008 Executive Severance Plan (or any similar successor plan).
Similar Plan means a plan required to be aggregated with this Plan under Treasury Regulation Section 1.409A-1(c)(2)(i).
Specified Employee means a Participant who is designated as an elected Vice President or above by the Administrator, using the identification date and methods determined by the Administrator.
Target Bonus Amount means, as to a particular Participant, the amount obtained by multiplying (1) the stated target bonus percentage (as a percentage of salary) in effect immediately prior to the Participant’s Separation from Service (or, if the Participant first commenced participation in the Plan prior to 2021, the earlier of the Participant’s Separation from Service or Disability) for the bonus to be awarded to the Participant pursuant to the terms of the Executive Bonus Plan, multiplied by (2) the Participant’s annual rate of Salary in effect immediately prior to the Participant’s Separation from Service (or, if the Participant first commenced participation in the Plan prior to 2021, the earlier of the Participant’s Separation from Service or Disability).
Termination of Employment means the voluntary or involuntary Separation from Service for any reason other than Retirement or death.
Total Compensation means (i) for Participants not eligible for Benefit Feature (iii), the monthly average Salary based on the Participant’s 36 highest consecutive months of Salary, and (ii) for Participants eligible for Benefit Feature (iii), the monthly average Salary plus Bonus based on the 36 consecutive months in which the Participant had the highest combination of Salary and Bonus. The 36 months need not be consecutive for individuals who were Participants in the Predecessor Plan and eligible for Benefit Feature (iii) before January 1, 2008. For purposes of determining the highest 36 months for Participants eligible for Benefit Feature (iii), each of the Participant’s annual Bonuses will be spread evenly over the months worked in the years in which the Bonuses were earned. If a vested individual terminates prior to Retirement and was no longer an Officer or designated Executive at the time employment was terminated, the Plan benefit described in Section 3.3(a) will be based on the Participant’s Total Compensation and service determined as of the last date of the Participant’s status as an Officer or designated Executive.
True-Up Participant means a Participant who is an Officer or other designated Executive on or after January 1, 2019, but is not a Non-Cash-Balance Participant.
Unforeseeable Emergency means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s Beneficiary, or the Participant’s spouse or dependent (as defined in Code Section 152, without regard to Sections 152(b)(1), (b)(2) and (d)(1)(B)); loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the Participant’s control.
Valuation Date means the date as of which the Participant’s benefit will be calculated, and is the first day of the month following the month in which the final day of employment falls prior to Separation from Service (or if the Participant first commenced participation in the Plan prior to 2021, the earlier of the Participant’s Separation from Service or Disability), except that if the Participant’s Separation from Service is a Termination of Employment, the Valuation Date is the later of (1) the first day of the month of the Participant’s 55th birthday or (2) the first day of the month following the month in which the Participant’s final day of employment occurs prior to Termination of Employment.
Year of Service means a year of service as determined in accordance with the terms of the Qualified Plan (in the case of a Participant who does not actually participate in the Qualified Plan, determined in accordance with the terms of the Qualified Plan as though the Participant was a participant in the Qualified Plan). For Participants grandfathered in the defined-benefit final average pay benefit feature of the Qualified Plan (other than any such grandfathered Participants who were hired by an Affiliate or its subsidiaries in 1999 from Commonwealth Edison Company), years of service will be determined according to the same rules applicable to such benefit. For all other Participants, years of service will be determined according to the rules applicable to the cash-balance feature of the Qualified Plan. A Participant’s prior service with Commonwealth Edison Company will be recognized for purposes of this Plan if the individual was a Participant on or before April 1, 2012 and was hired by an Affiliate (or its subsidiaries) in 1999 from Commonwealth Edison Company in connection with an acquisition transaction involving Edison Mission Energy. A Participant’s prior service with Citizens Power LLC will be recognized for purposes of this Plan if the individual was a Participant on or before
April 1, 2012 and was hired by an Affiliate (or its subsidiaries) in 2000 in connection with the acquisition of Citizens Power LLC by Edison Mission Energy.
ARTICLE 2
PARTICIPATION
Individuals are eligible to participate in the Plan when they become Officers or are designated as Executives by the Affiliate’s board or the Affiliate’s CEO for purposes of this

Plan. Participation in the Plan will continue as long as the individual remains an Officer or a designated Executive (subject to any applicable Plan restrictions) or has a vested benefit under the Plan that has not been completely paid out.
ARTICLE 3
BENEFIT DETERMINATION AND VESTING
3.1    Overview
(a)    Benefits under the Plan will be payable with respect to any vested Participant following Retirement or the occurrence of a Contingent Event to the extent a benefit under the Plan is determined to exist by calculations as provided under the applicable provisions of this Article 3. Effective January 1, 2018, an ERA Credits feature has been added to the Plan as provided in Section 3.4 below. Prior to such date, a Participant’s benefit under the Plan will be determined as provided in Sections 3.2 and 3.3 hereof. From and after such date, a Participant’s benefit under the Plan will be determined as provided below in this Section 3.1. In each case, the Participant’s benefit will be subject to vesting, as provided in Section 3.5, and to the provisions of Sections 3.6 and 3.7.
(b)    If a Participant was an Officer or a designated Executive at any time prior to January 1, 2018, the Participant’s benefit under the Plan (subject to vesting as provided in Section 3.5) will be equal to the lesser of the amounts determined under paragraphs (i) and (ii) of this Section 3.1(b), determined based on lump sum values as of the applicable Valuation Date.
(i)    The Participant’s total benefit as determined under Sections 3.2 and 3.3 below, taking into account the Participant’s Total Compensation and Years of Service accrued at any time (whether before or after January 1, 2018). Such determination will be made without regard to Section 3.3(c) and will not include any ERA Credits under Section 3.4.
(ii)    The Participant’s total benefit determined as the sum of (x) the Participant’s total benefit as determined under Sections 3.2 and 3.3 below (giving effect to Section 3.3(c) below), and (y) the amounts credited to the Participant’s Executive Retirement Account.
(c)    If a Participant first becomes an Officer or a designated Executive on or after January 1, 2018, the Participant will be eligible only to receive ERA Credits (and earnings thereon) to the Participant’s Executive Retirement Account as provided in Section 3.4 and will not be eligible for any benefits under Sections 3.2 and 3.3.
(d)    Notwithstanding any Plan provisions to the contrary, if a Participant who has experienced a Separation from Service is rehired on or after January 1, 2018 and becomes an Officer or designated Executive, the Participant will be treated for additional benefit accrual purposes as if he or she was a new participant in the Plan: he or she will be eligible to receive additional ERA Credits (and earnings thereon) as provided in Section 3.4, but will not be eligible for any additional benefit accruals under Sections 3.2 and 3.3.

3.2    Benefit Features
(a)    The Plan provides a supplemental retirement benefit calculated in accordance with Section 3.3 below. This supplemental retirement benefit incorporates the following Benefit Features:
(i)    Recognition of the amount of Salary that is not recognized for purposes of calculating benefits under the Qualified Plan or Profit Sharing contributions to the Savings Plan due to limits imposed by the Code under Sections 415(b) or 401(a)(17).
(ii)    Recognition of deferred Salary that is not recognized for purposes of calculating benefits under the Qualified Plan or Profit Sharing contributions to the Savings Plan.
(iii)    Recognition of Bonuses that are not recognized for purposes of calculating benefits under the Qualified Plan.
(b)    Participants who are Officers on the date of their termination of employment are eligible for all three Benefit Features. Other Participants are eligible for Benefit Features (i) and (ii) only; provided, however, as to a Participant who was once an Officer but who is not described in the immediately preceding sentence, such Participant shall be eligible for Benefit Features (i) and (ii) only, but his or her benefits shall not be less than if the Participant had terminated employment on December 11, 2012 and had Bonuses recognized for purposes of determining his or her benefits as of December 11, 2012.
(c)    Participants in the Predecessor Plan on December 31, 1994 and Participants who were CEOs, Presidents, Executive Vice Presidents or Senior Vice Presidents of EIX or its Affiliates or elected Vice Presidents of EIX, Southern California Edison Company or Edison Capital prior to January 1, 2006, are also eligible for all three Benefit Features and an additional 0.75% benefit accrual for each Year of Service up to ten Years of Service (this additional 0.75% benefit accrual is taken into account when calculating the value of the single life annuity benefit for purposes of Section 3.3(b)), unless they were participants in the Predecessor Plan on December 31, 1992 and elected not to participate in the Executive Disability and Survivor Benefit Program, in which case they are eligible for all three Benefit Features but not for the additional 0.75% benefit accrual.
(d)    Notwithstanding the above, elected Vice Presidents of Edison Mission Energy, Edison Mission Marketing and Trading, and Midwest Generation whose Separation from Service occurred prior to January 1, 2006, are eligible for Benefit Features (i) and (ii) only.
(e)    Notwithstanding anything to the contrary in this Section 3.2, the three Benefit Features in this Section 3.2 and the additional 0.75% benefit accrual in Section 3.2(c) are subject to the provisions of Section 3.1.

3.3    Benefit Computation
(a)    EIX will calculate at the time of a Participant’s Disability (if the Participant first commenced participation in the Plan prior to 2021) or Separation from Service the amount of any benefit payable under the Plan. The benefit payable under this Section 3.3 will be the greater of (1) the value of the single life annuity calculated pursuant to Section 3.3(b), reduced by (i) the value of the single life annuity (unreduced for a contingent annuitant) payable to the Participant under the terms of the Qualified Plan, or other Affiliate defined benefit plan, after taking into account any applicable restrictions or limitations as to such payments required by the Code or other applicable law or the terms of the Qualified Plan, or other applicable Affiliate defined benefit plan; (ii) the actuarial single life annuity value, as defined in the Qualified Plan, of the Participant’s Profit Sharing Account under the Savings Plan, or a successor plan; and
(iii) the portion of the Participant’s Social Security benefit specified in the Qualified Plan or
(2) the actuarial single life annuity value of the notional account derived from any Executive Profit Sharing Credits allocated to the Participant plus earnings thereon.
(b)    The Participant’s Total Compensation and Years of Service will be used to calculate the value of the single life annuity benefit based on the “Supplemental A” formula set forth in Section 4.02(a) of the Qualified Plan, including Subsection (1) but excluding Subsection (2), and Section 4.12(b) of the Qualified Plan (provided, however, that individuals who become Participants after December 31, 2016 shall not be entitled to a benefit in this Plan based on the benefit formula in Section 4.12(b) of the Qualified Plan), and also, in the case of Disability or Death, Exhibit B of the Qualified Plan, or, in the case of Termination of Employment, Exhibit G of the Qualified Plan, notwithstanding the Participant’s eligibility for such benefits under the terms of the Qualified Plan.
(c)    Notwithstanding the foregoing, for purposes of determining a Participant’s benefit under clause (x) of Section 3.1(b)(ii), the “Supplemental A” formula set forth in Section 4.02(a) of the Qualified Plan used to determine the value of the Participant’s single life annuity benefit as provided in Section 3.3(b) with respect to any Years of Service accrued after
December 31, 2017 shall be modified as follows: “one percent (1%)” shall replace “one and three-quarters percent (1-3/4%)” as applied to the Participant’s Total Compensation for each of the Participant’s first thirty (30) Years of Service; and “one-half of one percent (0.5%)” shall replace “one percent (1%)” as applied to the Participant’s Total Compensation for each of the Participant’s Years of Service in excess of thirty (30).
(d)    If a Participant who was an Executive prior to January 1, 2022 (for clarity, this Section 3.3(d) does not apply to any Participant who first became an Executive on or after January 1, 2022) experiences a Qualifying Severance, then an additional Year of Service credit (in the case of a Qualifying Termination Event associated with a Change in Control as defined in the Severance Plan, two years for Senior Vice Presidents and Executive Vice Presidents of EIX or Southern California Edison Company, but three years for a Qualifying Officer) and an additional year of age (in the case of a Qualifying Termination Event associated with a Change in Control as defined in the Severance Plan, two years for Senior Vice Presidents and Executive Vice Presidents of EIX or Southern California Edison Company, but three years for a Qualifying

Officer) shall be included for purposes of the benefit calculation under Section 3.3(b), including in applying the benefit formula under the Qualified Plan for grandfathered employees who are not yet age 55 but who have 68 points. The value added by this severance enhancement shall be the difference between (i) the gross benefit calculated as described in Section 3.3(b) but with the additional age and service credits, before any reduction for benefits under other plans pursuant to Section 3.3(a), and (ii) the unenhanced gross benefit calculated under Section 3.3(b). Notwithstanding anything to the contrary in this Section 3.3(d), if a Participant becomes entitled to benefits under the Severance Plan or any similar successor plan and is subsequently rehired as an Executive prior to the date lump sum payments or initial installment or annuity payments commence, the Participant shall not be entitled to any additional Year of Service or age credits under this Section 3.3.
(e)    Participants who are also eligible for Profit Sharing may receive Executive Profit Sharing Credits. If any Profit Sharing contribution is reduced because a portion of the Participant’s Salary is excluded either because of nonqualified Salary deferrals or the limits imposed by Sections 415 and 401(a)(17) of the Code, the amount by which the contribution was reduced will be credited to a notional Executive Profit Sharing Credit account under the Plan as of the date of the Profit Sharing contribution. Amounts in this notional account will earn notional interest at the rates in effect for cash balance interest credits in the Qualified Plan, credited daily and compounded annually. The resulting notional Executive Profit Sharing Credit amount will be taken into account in calculating the benefit described in Section 3.3(a).
(f)    The lump sum value of the benefit payable under Sections 3.3 as of the Valuation Date will be actuarially determined as the present value of the Participant’s single life annuity benefit under Section 3.3 as of that date, using the discount rate and mortality table then in effect for lump sum determination in the Qualified Plan, except that the lump sum value may not be less than the value of the notional Executive Profit Sharing Credit account balance as of that date.
(g)    A vested Participant who remains employed with an Affiliate until Retirement but is no longer an Officer or designated Executive will retain a Section 3.3 benefit based on the Participant’s Total Compensation and service determined as of the last date of the Participant’s eligible status and reduced by the amounts specified in Section 3.3(a) determined upon the Participant’s Retirement.
(h)    As to a Participant whose Separation from Service (or if earlier, Disability) occurs after December 31, 2016, the following additional rules shall apply in calculating the amount of any benefit payable under the Plan with respect to the Participant’s accrued but unused Sick Time Allowance Credits (as that term is used in the Qualified Plan):
(i)    In applying the benefit formula set forth in Section 4.12(b) of the Qualified Plan, the Participant’s accrued but unused Sick Time Allowance Credits taken into account for purposes of this Section 3.3 shall be the lesser of (a) the Participant’s accrued but unused Sick Time Allowance Credits as of December 31, 2016, or (b) the Participant’s accrued but unused Sick Time Allowance Credits as of the Participant’s Separation from Service (or if earlier, Disability).

(ii)    The form and timing of payment of the benefit attributable to such accrued but unused Sick Time Allowance Credits shall be deemed to be calculated under Section 4.12(b) of the Qualified Plan as in effect on January 1, 2015 (disregarding, for example, any change in the Qualified Plan that takes effect after that date to provide for such benefit to be paid in a single lump sum).
(i)    Notwithstanding anything to the contrary in this Section 3.3, the benefits calculated pursuant to this Section 3.3 are subject to the provisions of Section 3.1.
3.4    Executive Retirement Account Credits
This Section 3.4 shall be effective January 1, 2018.
(a)    ERA Credits for Non-Cash-Balance Participants. For each calendar year (commencing with 2018), ERA Salary Credits will be added by the Administrator to the
Non-Cash-Balance Participant's Executive Retirement Account in an amount equal to the sum of (i) twelve percent (12%) of the Non-Cash-Balance Participant’s ERA Salary Base for the calendar year plus (ii) the product of such Participant’s Profit Sharing Modifier Percentage multiplied by such Participant’s 401(k) Earnings for that calendar year. Beginning with the 2018 Bonus (which is payable in 2019), ERA Bonus Credits will be added by the Administrator to the Non-Cash-Balance Participant's Executive Retirement Account in an amount equal to twelve percent (12%) of the Non-Cash-Balance Participant’s Bonus. ERA Credits will be credited (conditionally until vesting and subject to Section 3.4(c)) to the Executive Retirement Account effective as of the time the ERA Salary Base or Bonus to which the ERA Credits relate is actually paid. If a Non-Cash-Balance Participant has his or her employment transferred from an Affiliate to a non-participating affiliate of EIX, then ERA Bonus Credits will be added for the Non-Cash-Balance Participant’s Bonus with respect to the Non-Cash-Balance Participant’s employment by the Affiliate during the year in which the transfer occurred. As to a Non-Cash Balance Participant who is first employed by an Affiliate on or after January 1, 2021 and who commences participation in the Plan in the calendar year the individual is first employed by an Affiliate, ERA Salary Credits will be added by the Administrator to the Non-Cash-Balance Participant's Executive Retirement Account for the calendar year in which the Participant is first employed by an Affiliate, in an amount equal to the result of the following formula, but only if the result is a positive number: (i) six percent (6%) of the Participant’s 401(k) Earnings for that calendar year, minus (ii) the maximum matching contribution that could be made to the Participant under the Savings Plan for that calendar year assuming that the Participant maximized the Participant’s “Deferrals” to the Savings Plan for that calendar year and taking into account, without limitation, (x) the limits under Section 402(g) of the Code and (y) the Participant’s substantiated elective deferrals for that calendar year to any plan sponsored by an entity that is not a component member of EIX’s “controlled group of corporations” within the meaning of Section 414(b) of the Code. Any ERA Credits pursuant to the preceding sentence will be credited (conditionally until vesting and subject to Section 3.4(c)) to the Participant’s Executive Retirement Account effective as of the last day of the calendar year with respect to which such amounts are being credited.

ERA Credits for 2018 for Other Participants. For purposes of the 2018 calendar year for Participants who are not Non-Cash-Balance Participants, ERA Credits will be added by the Administrator to the Participant's Executive Retirement Account in an amount equal to twelve percent (12%) of the Participant’s ERA Salary Base for 2018. In addition, ERA Credits will be added by the Administrator to the Participant's Executive Retirement Account in an amount equal to twelve percent (12%) of the Participant’s 2018 Bonus (which is payable in 2019). ERA Credits will be credited (conditionally until vesting and subject to Section 3.4(c)) to the Executive Retirement Account effective as of the time the ERA Salary Base or Bonus to which the ERA Credits relate is actually paid. If a Participant has his or her employment transferred from an Affiliate to a non-participating affiliate of EIX, then ERA Bonus Credits will be added for the Participant’s Bonus with respect to the Participant’s employment by the Affiliate during the year in which the transfer occurred.
ERA Credits for True-Up Participants. For True-Up Participants, the amount of ERA Salary Credits for a calendar year after 2018 will be the result of the following formula: twelve percent (12%) of the Participant’s Salary for the calendar year, minus the sum of (i) the Participant’s Cash Balance Pay Credits for the calendar year and (ii) six percent (6%) of the Participant’s 401(k) Earnings for the calendar year. The amount of ERA Bonus Credits for a calendar (beginning with the 2019 Bonus payable in 2020) will equal twelve percent (12%) of the Participant’s Bonus for the calendar year, subject to the following reduction: if the equation for a Participant’s ERA Salary Credits for a calendar year results in a negative number (the “Adjustment”), then the Participant’s ERA Salary Credits for that calendar year will be zero and the Adjustment will be applied to the Participant’s ERA Bonus Credits for that calendar year, thereby reducing the ERA Bonus Credits; if the Adjustment would reduce the Participant’s ERA Bonus Credits for that calendar year below zero, then the Participant’s ERA Bonus Credits for that calendar year will be zero and the remainder of the Adjustment (i.e., the amount of the Adjustment remaining when ERA Bonus Credits are reduced to zero) will be disregarded. ERA Credits will be added by the Administrator to the True-Up Participant's Executive Retirement Account by April 30 of the following year. ERA Salary Credits for a calendar year will be credited (conditionally until vesting and subject to Section 3.4(c)) to the True-Up Participant's Executive Retirement Account effective as of December 31 of the calendar year; provided, however, for a calendar year in which a True-Up Participant experiences a Separation from Service or Disability, the True-Up Participant’s ERA Salary Credits for that calendar year will be added to his or her Executive Retirement Account within 60 days of, and will be credited effective as of, the Separation from Service or Disability. ERA Bonus Credits for a calendar year will be credited (conditionally until vesting and subject to Section 3.4(c)) to the True-Up Participant's Executive Retirement Account effective as of the date the Bonus to which the ERA Credits relate is actually paid. If a Participant has his or her employment transferred from an Affiliate to a non-participating affiliate of EIX, then ERA Credits will be added to the Participant's Executive Retirement Account with respect to Salary and Bonus attributable to the Participant’s employment by the Affiliate during the year in which the transfer occurred.
(b)    ERA Interest Credits for Non-Cash-Balance Participants. The Administrator will credit interest at the Crediting Rate (conditionally until vesting and subject to Section 3.4(c)) to a Non-Cash-Balance Participant’s Executive Retirement Account on a daily basis, compounded annually, until the Valuation Date. No interest will be credited on ERA Credits for any date on or before the date when the ERA Salary Base or Bonus to which the ERA Credit relates is actually paid (for example, if a Participant’s 2018 Bonus is paid on February 28, 2019, the related ERA Credits will be credited as of that date and interest will begin being credited on those ERA Credits on a go-forward basis as of March 1, 2019). After the Valuation Date, interest will be credited in accordance with Section 3.7.
ERA Interest Credits for 2018 Salary and Bonus for Other Participants. With respect to ERA Credits for Salary and Bonus for 2018 for a Participant who is not a Non-Cash Balance Participant, the Administrator will credit interest at the Crediting Rate (conditionally until vesting and subject to Section 3.4(c)) to the Participant’s Executive Retirement Account on a daily basis, compounded annually, commencing on the date described in the next sentence and continuing until the Valuation Date. Interest will be credited commencing the day following the date when the ERA Salary Base or Bonus to which the ERA Credit relates is actually paid (for example, if a Participant’s 2018 Bonus is paid on February 28, 2019, the related ERA Credits will be credited as of that date and interest will begin being credited on those ERA Credits on a go-forward basis as of March 1, 2019). After the Valuation Date, interest will be credited in accordance with Section 3.7.
ERA Interest Credits for True-Up Participants. With respect to ERA Credits for Salary and Bonus for 2019 and subsequent years for True-Up Participants, the Administrator will credit interest (conditionally until vesting and subject to Section 3.4(c)) in the manner described in this paragraph. With respect to ERA Salary Credits for a Plan Year, the Administrator will credit interest as follows: the ERA Salary Credits for the Plan Year (after the Adjustment, if any) will be multiplied by the annual Crediting Rate (converted into a decimal format) and the result will be multiplied by a fraction, the numerator of which is the number of months in the Plan Year during which the True-Up Participant served at least one day as an Executive, and the denominator of which is twenty-four (24); the resulting simplified interest will be credited on the “Simplified Interest Crediting Date,” which shall be December 31 of the Plan Year or, if earlier, the last day of the month in which the Participant’s Separation from Service or Disability occurs; commencing the day after the Simplified Interest Crediting Date, interest will be credited at the Crediting Rate on a daily basis, compounded annually, until the Valuation Date. With respect to ERA Bonus Credits for a Plan Year, no interest will be credited for the date as of which the ERA Bonus Credits (after the Adjustment, if any) are credited, but commencing as of the following day, the Administrator will credit interest at the Crediting Rate on a daily basis, compounded annually, until the Valuation Date. After the Valuation Date, all interest will be credited in accordance with Section 3.7.
Prospective Changes. Notwithstanding anything to the contrary in this Section 3.4(b), the Administrator, or its delegate, may prospectively change the methodology for calculating ERA Interest Credits.
(c)    In the event a Participant is entitled to the benefit specified in Section 3.1(b)(i), the Participant’s Executive Retirement Account shall be disregarded and automatically cancelled.

(d)    In the event a Participant is entitled to the benefit specified in Section 3.1(b)(ii) or Section 3.1(c), the benefit attributable to the Participant’s Executive Retirement Account shall be subject to the payment election provisions of Article 4 and, if the Participant’s benefit is determined under Section 3.1(b)(ii), the Participant’s Executive Retirement Account shall be paid on the same schedule as the Participant’s benefit determined under Sections 3.2 and 3.3.
(e)    If a Participant who was an Executive prior to January 1, 2022 (for clarity, this Section 3.4(e) does not apply to any Participant who first became an Executive on or after January 1, 2022) experiences a Qualifying Severance, then ERA Credits will be added by the Administrator to the Participant's Executive Retirement Account in an amount equal to twelve percent (12%) times the sum of (i) the Participant’s ERA Salary Base Differential plus (ii) the Participant’s Target Bonus Amount. In the case of a Qualifying Termination Event associated with a Change in Control as defined in the Severance Plan, “twelve percent (12%)” in the preceding sentence will be replaced by: “twenty-four percent (24%)” if the Participant is a Senior Vice President or Executive Vice President of EIX or Southern California Edison Company; “thirty-six percent (36%)” if the Participant is a Qualifying Officer. Such ERA credits will be credited effective as of the date of the Separation from Service. Notwithstanding anything to the contrary in this Section 3.4(e), if a Participant becomes entitled to benefits under the Severance Plan or any similar successor plan and is subsequently rehired as an Executive prior to the date lump sum payments or initial installment or annuity payments commence, any additional ERA credits under this Section 3.4(e) shall be disregarded and automatically cancelled.
(f)    Notwithstanding anything to the contrary in this Section 3.4, the Administrator, or its delegate, may prescribe rules in the form or instructions for any Payment Election for a Plan Year that are different than the rules set forth in this Section 3.4 for purposes of determining Executive Retirement Account credits for the Plan Year. For clarity, no ERA Credits will be credited with respect to a Participant for any Plan Year prior to the Plan Year in which the individual is first a Participant.
3.5    Vesting
Subject to the provisions of Section 3.4, the right to receive benefits under the Plan (including any amounts credited to a Participant’s Executive Retirement Account, if a Participant is entitled to such amounts under Section 3.1) will vest (i) when the Participant has completed five Years of Service with an Affiliate, (ii) upon the Participant’s Disability while employed with an Affiliate, (iii) upon the Participant’s death while employed with an Affiliate, or (iv) upon the Participant’s Separation from Service if the Participant experiences a Qualifying Severance. Notwithstanding the foregoing, credits and benefits under the Plan (together with any earnings or interest credited thereon pursuant to the Plan) shall be subject to recoupment and/or forfeiture to the extent that they are calculated or based upon a Bonus or other incentive-based compensation that is subject to forfeiture and/or recoupment in accordance with applicable law, pursuant to any recoupment, “clawback” or similar policy maintained by EIX or its Affiliates, or pursuant to the terms of the Bonus award or incentive-based compensation award to which the credits or benefits relate.

3.6    Adjustment for Final Bonus
If the final Bonus is determined after benefits under the Plan are paid or commenced, the benefit will be recalculated from inception (as a point of clarity, ERA Credits for the final Bonus will be credited, in accordance with and subject to Section 3.4, as of the date the Bonus is actually paid, but for purposes of Section 3.1(b) the value of those ERA Credits will be calculated as of the Valuation Date using the discount rate in effect for lump sum determination in the Qualified Plan as of the Valuation Date) and a one-time adjustment will be made to true-up payments already made, and future payments, if any, will be adjusted accordingly. Any true-up payment will be made within two and one-half months of the date the final Bonus is determined.
3.7    Valuation Date Notional Account
A notional account will be established as the Plan benefit as of the Valuation Date, with an initial value equal to the lump sum value calculated pursuant Article 3. The account will be credited with interest at the Crediting Rate on a daily basis, compounded annually, until the account has been fully paid out (or annuity payments commence, as the case may be) according to the terms of the Plan and the Participant’s Payment Election.
ARTICLE 4
PAYMENT ELECTIONS1
4.1    Primary Payment Election for Plan Years Prior to 2019 (except as otherwise provided)
(a)    Each year (through December 31, 2017), a Participant may make a Primary Payment Election specifying the payment schedule for the benefits to be accrued in the following Plan Year (concluding with the 2018 Plan Year) by submitting an election to the Administrator in such time and manner established by the Administrator. By way of example, benefits attributable to Bonus compensation will be treated as accrued during the Plan Year when the relevant services are performed (and not any later year when the Bonus is actually paid), and any benefits attributable to additional Year of Service or age credits triggered by a Participant’s Separation from Service under the Severance Plan will be treated as accrued during the Plan Year when the Participant’s Separation from Service occurs.
(b)    Except as otherwise provided in this paragraph, a Primary Payment Election made for one Plan Year shall apply for subsequent Plan Years unless prior to a subsequent Plan Year the Participant submits a new Primary Payment Election for the subsequent Plan Year. If (i) a Primary Payment Election in effect with respect to one Plan Year (the first Plan Year) carries over and applies to the next Plan Year (the second Plan Year) pursuant to the preceding sentence, and (ii) the Participant’s Primary Payment Election in effect with respect to the first Plan Year is that payments shall commence upon the later of the Participant’s Retirement or the first day of a specific month and year, then the same Primary Payment Election (including the same specified date) will apply to the second Plan Year; provided that if the specified date payout election in
1 For purposes of clarity, the provisions of this Plan regarding Payment Elections for the 2021 Plan Year are effective beginning with Payment Elections made in 2020 for the 2021 Plan Year.

effect with respect to the first Plan Year is a date in the first or second Plan Year, the Participant shall be deemed to have made a Primary Payment Election for the second Plan Year that the benefits accrued in the second Plan Year shall commence payment upon the Participant’s Retirement.
(c)    On or before December 31, 2008, Participants may make a special Primary Payment Election in accordance with the transition rule under Section 409A of the Code for Plan benefits previously scheduled to commence payment after the calendar year in which the special Primary Payment Election is made.
(d)    The choices available for a Primary Payment Election are as provided in the applicable Primary Payment Election form, but may include the following:
(i)    Joint and survivor life annuity paid in monthly installments; or
(ii)    Contingent life annuity paid in monthly installments; or
(iii)    Monthly installments for 60 to 180 months; or
(iv)    A single lump sum; or
(v)    Two to fifteen installments paid annually; or
(vi)    Any combination of the choices listed in (iii), (iv) and (v).
Payments under a Primary Payment Election may commence upon (i) the Participant’s Retirement, (ii) the later of the Participant’s Retirement or the first day of a specific month and year, or (iii) the first day of the month that is a specified number of months and/or years following the Participant’s Retirement or the first day of a specified month a specified number of years following the calendar year in which the Participant’s Retirement occurs (provided that if the date otherwise determined pursuant to clauses (ii) and (iii) is later than the later of the Participant’s Retirement or the month and year in which the Participant attains age 75, the date pursuant to clauses (ii) and (iii) shall be the later of the Participant’s Retirement or the month and year in which the Participant attains age 75). If the Participant elects under a Primary Payment Election to receive payment pursuant to clause (ii) and the Participant dies prior to the later of Retirement or the specified payment date, payment shall be made pursuant to the Participant’s Contingent Payment Election (if any) for the Participant’s death (regardless of whether the Participant’s death occurs while the Participant is employed by an Affiliate or thereafter).
(e)    If no Primary Payment Election has been made, the Primary Payment Election shall be deemed to be a joint and survivor annuity paid in monthly installments commencing upon the Participant’s Retirement (or, if earlier, the Participant’s death or Disability); provided, however, that if a Participant first becomes an Officer or a designated Executive on or after January 1, 2018, the Primary Payment Election shall be deemed (if no Primary Payment Election has been made) to be a lump sum payable upon Retirement (or, if earlier, the Participant’s death or Disability).

(f)    Subject to Section 4.5, lump sum payments or initial installment or annuity payments will be made within 90 days (60 days in the case of a payment triggered by a specified payment date) of the scheduled dates, and interest will be added at the Crediting Rate to the payment amount for the days elapsed between the scheduled payment date and the actual date of payment. If the Participant’s delivery of a release would change the amount of his or her Plan benefit, and the period for the Participant to consider, execute, and revoke such release spans two different calendar years, and the 90- or 60-day period, as applicable, specified above for the payment of any benefit contingent on such release also spans those two years, payment of the portion of the benefit contingent upon such release (and earnings thereon) shall be made in the time period otherwise specified above but in the second of those two years.
If paid in installments, the installments will be paid as follows:
(i) For purposes of calculating installments, the account will be valued as of the Valuation Date and subsequently as of December 31 each year, with installments for the next calendar year adjusted according to procedures established by the Administrator.
(ii) For individuals who first commenced participation in the Plan prior to 2021, the installments will be paid in amounts that will amortize the balance with interest credited at the Crediting Rate on a daily basis, compounded annually, over the period of time benefits are to be paid.
(iii) For individuals who first commenced participation in the Plan after 2020, annual installment amounts shall be determined by dividing (a) by (b), where (a) equals the account value as of the last valuation under clause (i) above and (b) equals the remaining number of installment payments. The balance will continue to be credited with interest at the Crediting Rate until the last installment payment is made.
Notwithstanding anything herein to the contrary, distribution in installments shall be treated as a single payment as of the date of the initial installment for purposes of Section 409A of the Code. If paid in monthly installments, the installments may be paid in a single check or in more than one check for any given month, provided that in either such case the total amount of the monthly payment shall not change.
If the applicable Payment Election or deemed Payment Election is for payment in the form of an annuity, the annuity value of the Plan benefit will be calculated in a manner consistent with the provisions of the Qualified Plan except that this Plan will govern where its provisions under Section 3.3 (which shall also apply to Section 3.4(d) for purposes of calculating the applicable annuity value of any benefit derived from an Executive Retirement Account) are inconsistent with those of the Qualified Plan.
4.1.1    Payment Election for 2019 and Later Plan Years

(a)    If a Participant first commenced participation in the Plan prior to 2021, the Participant may elect, as part of a Payment Election for each Plan Year from 2019 through 2021, and subject to the conditions set forth in this Section 4.1.1, that payments commence upon: (i) the Participant’s Payment Event; (ii) the later of the Participant’s Payment Event or January 1 of a specified year that may be no later than the year in which the Participant attains age 75; (iii) January 1 of the year following the Payment Event; or (iv) January 1 of the fifth year following the Payment Event. If the date otherwise determined pursuant to clauses (iii) and (iv) above is later than the later of the Participant’s Payment Event or the month and year in which the Participant attains age 75, the commencement date pursuant to clauses (iii) and (iv) shall be the later of the Participant’s Payment Event or the month and year in which the Participant attains age 75. If the Payment Event is a Separation from Service prior to Retirement (other than due to death), the commencement date pursuant to clauses (i) through (iv) above shall be determined as if the Payment Event was the later of the Participant’s Separation from Service or the first day of the month of the Participant’s 55th birthday.
If a Participant first commenced participation in the Plan after 2020, the Participant may elect, as part of a Payment Election that applies to all Plan benefits accrued by the Participant in the Plan Year of initial participation and all subsequent Plan Years, and subject to the conditions set forth in this Section 4.1.1, that payments commence upon: (i) the later of January 1 of the year following the Participant’s Payment Event or the first day of the seventh month following the Participant’s Payment Event; or (ii) the later of the first day of the seventh month following the Participant’s Payment Event or January 1 of a specified year; provided, however, that if the Payment Event is a Separation from Service prior to Retirement (other than due to death), the commencement date shall be determined as if the Payment Event was the later of the Participant’s Separation from Service or the first day of the month of the Participant’s 55th birthday.
Notwithstanding any provisions to the contrary in this Plan, a Participant’s Payment Election for the 2021 Plan Year (or for the first Plan Year that the individual participates in the Plan, if the individual is not a Participant for the 2021 Plan Year) shall also apply to all benefits accrued by the Participant under the Plan in all subsequent Plan Years (the “Single Payment Election for 2021 and Later Years”).
Unless otherwise provided by the Administrator, or its delegate, in the applicable Payment Election form or instructions, the choices available for a Payment Election are as follows: a single lump sum; five, ten or fifteen installments paid annually; a joint and survivor life annuity paid in monthly installments; or Contingent life annuity paid in monthly installments.
Notwithstanding any provisions of the preceding paragraphs in this Section 4.1.1(a) to the contrary, benefits accrued with respect to the 2019 Plan Year or any subsequent Plan Year by an individual who first commenced participation in the Plan prior to 2021 shall (except as provided in the next paragraph) be subject to the following payment rules: (i) if a Participant dies or, while employed by an Affiliate, becomes Disabled before payments have commenced, then payments shall be made in a lump sum upon (or within 90 days following) the Participant’s death or

Disability; (ii) if a Participant dies or, while employed by an Affiliate, becomes Disabled after payments have commenced but before all payments have been completed, then all of the Participant’s remaining benefits shall be made in a lump sum upon (or within 90 days following) the Participant’s death or Disability; provided, however, that (iii) if a Participant who dies had elected either a joint and survivor annuity or a Contingent life annuity with a survivor benefit, then the survivor benefit shall be paid in accordance with the terms of the Participant’s Payment Election. Notwithstanding any provisions of the preceding paragraphs in this Section 4.1.1(a) to the contrary, benefits accrued by an individual who first commenced participation in the Plan after 2020 shall (except as provided in the next paragraph) be subject to the following payment rules: (i) if a Participant dies before payments have commenced, then payments shall be made in a lump sum upon (or within 90 days following) the Participant’s death; (ii) if a Participant dies after payments have commenced but before all payments have been completed, then all of the Participant’s remaining benefits shall be made in a lump sum upon (or within 90 days following) the Participant’s death; provided, however, that (iii) if a Participant who dies had elected either a joint and survivor annuity or a Contingent life annuity with a survivor benefit, then the survivor benefit shall be paid in accordance with the terms of the Participant’s Payment Election.
Notwithstanding any provisions of this Section 4.1.1 to the contrary, if a Participant who has a Primary Payment Election in effect with respect to the 2018 Plan Year (including a deemed election) does not make a new Payment Election for benefits accrued for the 2019 Plan Year, then Sections 4.1(b) and 4.2(b) (and not the preceding provisions of this Section 4.1.1) shall continue to apply to such Participant and the Primary Payment Election (including a deemed election) for the 2018 Plan Year and the Contingent Payment Election (including a deemed election) for the 2018 Plan Year (such Primary Payment Election and Contingent Payment Election, the “2018 Elections”) shall apply for the 2019 Plan Year and then for the 2020 Plan Year and then for the Single Payment Election for 2021 and Later Years, unless prior to such subsequent Plan Year (but no later than 2020 for the Single Payment Election for 2021 and Later Years) the Participant submits a new Payment Election pursuant to this Section 4.1.1 for the subsequent Plan Year. For clarity, as to any benefits accrued for a Plan Year as to which a Participant’s 2018 Elections apply, such benefits shall be paid in accordance with Sections 4.1(b) and 4.2(b) and such 2018 Elections, and the preceding paragraphs of this Section 4.1.1 (including, without limitation, the death and Disability payment rules of the preceding paragraph) shall not apply.
(b)    Except as otherwise provided in this Section 4.1.1, a Payment Election made for one Plan Year shall apply for subsequent Plan Years unless prior to such subsequent Plan Year (but no later than 2020 for the Single Payment Election for 2021 and Later Years) the Participant submits a new Payment Election for the subsequent Plan Year. If a Payment Election in effect with respect to one Plan Year (the first Plan Year) carries over and applies to the next Plan Year (the second Plan Year) pursuant to this paragraph, and the Participant’s Payment Election in effect with respect to the first Plan Year includes a specified date payout election pursuant to clause (ii) of Section 4.1.1(a), that date will apply to the second Plan Year; provided that if the specified date payout election in effect with respect to the first Plan Year is a date in the first or second Plan Year, the Participant shall be deemed to have made a Payment Election for the second Plan Year that the benefits accrued in the second Plan Year shall commence payment upon the Participant’s Payment Event.
(c)    A Payment Election with respect to a Plan Year shall be made in such time and manner established by the Administrator, but in all events (except as provided in the next sentence) prior to the start of the Plan Year with respect to which the election is made. An individual who is first selected as a Participant in this Plan may make a Payment Election within thirty days (or such shorter period as may be prescribed by the Administrator) after the date the individual first becomes a Participant. In each case, if no Payment Election has been made by the Participant, the Participant’s Payment Election shall be deemed to be a lump sum payable, for Participants who first commenced participation in the Plan prior to 2021, upon the earliest of the Participant’s Payment Event, death, or Disability, and for Participants who first commenced participation in the Plan after 2020, upon the earlier of (i) death or (ii) the later of January 1 of the year following the Participant’s Payment Event or the first day of the seventh month following the Participant’s Payment Event; provided, however, that if the Payment Event is a Separation from Service prior to the first day of the month of the Participant’s 55th birthday, the commencement date shall be the first day of the month of the Participant’s 55th birthday.
(d)    The provisions in Section 4.1(f) also apply to this Section 4.1.1.
(e)    Notwithstanding anything to the contrary in this Section 4.1.1, the Administrator, or its delegate, may prescribe rules in the form or instructions for any Payment Election that are different than the rules set forth in this Section 4.1.1 as to the benefits covered by such Payment Election, including expanding or limiting the forms of payment and payment commencement dates available for the Payment Election and prescribing different payment rules for death and Disability.
4.2    Contingent Payment Elections for Plan Years Prior to 2019 (except as otherwise provided)
(a)    Each year (through December 31, 2017), a Participant may make Contingent Payment Elections for each of the Contingent Events of (1) the Participant’s death while employed by an Affiliate, (2) the Participant’s Disability while employed by an Affiliate, and (3) Termination of Employment for the benefits to be accrued in the following Plan Year (concluding with the 2018 Plan Year), which election will take effect upon the first Contingent Event that occurs before the Participant’s Retirement, by submitting an election to the Administrator in such time and manner established by the Administrator.
(b)    Except as otherwise provided in this paragraph, a Contingent Payment Election made for one Plan Year shall apply for subsequent Plan Years unless prior to a subsequent Plan Year the Participant submits a new Contingent Payment Election for the subsequent Plan Year. If (i) a Contingent Payment Election in effect with respect to one Plan Year (the first Plan Year) carries over and applies to the next Plan Year (the second Plan Year) pursuant to the preceding sentence, and (ii) the Participant’s Contingent Payment Election in effect with respect to the first Plan Year is that payments shall commence upon the later of the Participant’s Contingent Event or the first day of a specific month and year, then the same Contingent Payment Election

(including the same specified date) will apply to the second Plan Year; provided that if the specified date payout election in effect with respect to the first Plan Year is a date in the first or second Plan Year, the Participant shall be deemed to have made a Contingent Payment Election for the Second Plan Year that the benefits accrued in the second Plan Year shall commence payment upon the Participant’s Contingent Event.
(c)    The choices available for the Contingent Payment Elections are those specified in Section 4.1 except that the references to Retirement shall instead be the applicable Contingent Event if the event is death or Disability or the first day of the month of the Participant’s 55th birthday (or, if later, Termination of Employment) if the Contingent Event is Termination of Employment.
If the Participant has made no Contingent Payment Election and a Contingent Event occurs prior to Retirement, the Administrator will pay the benefit as specified in the Participant’s Primary Payment Election, except that payments scheduled for payment or commencement of payment “upon Retirement,” or with a payment date determined by reference to Retirement, will be paid, commence or have payment determined by reference to the first day of the month following the date of the Contingent Event if the Contingent Event is the Participant’s death or Disability, but will be the first day of the month of the Participant’s 55th birthday (or, if later, Termination of Employment) if the Contingent Event is Termination of Employment. If a Contingent Event occurs prior to Retirement and the Participant has made neither a Primary Payment Election nor a Contingent Payment Election, the Payment Election shall be deemed to be a joint and survivor life annuity payable on the first day of the month following the date of the Contingent Event if the Contingent Event is the Participant’s death or Disability, but payable on the first day of the month of the Participant’s 55th birthday (or, if later, the first day of the month following the month in which the Participant’s final day of employment occurs prior to Termination of Employment) if the Contingent Event is Termination of Employment. Notwithstanding the foregoing, if a Participant first becomes an Officer or a designated Executive in 2018, the Contingent Payment Election shall be deemed to be a lump sum payable upon on the first day of the month following the date of the Contingent Event if the Contingent Event is the Participant’s death or Disability, but payable on the first day of the month of the Participant’s 55th birthday (or, if later, Termination of Employment) if the Contingent Event is Termination of Employment.
4.3    Changes to Payment Elections
Participants may change an existing Payment Election, including a deemed Payment Election, by submitting a new written Payment Election to the Administrator, subject to the following conditions: (1) the new Payment Election shall not be effective unless made at least twelve months before the payment or commencement date scheduled under the prior Payment Election, (2) the new Payment Election must defer a lump sum payment or commencement of installment or life annuity payments for a period of at least five years from the date that the lump sum would have been paid or installment or life annuity payments would have commenced under the prior Payment Election, and (3) the election shall not be effective until twelve months after it is filed with the Administrator. For Payment Election changes submitted before 2021, a Payment

Election change will not be effective if at the time such new Payment Election is made, the imposition of the five-year delay would require that the benefits to be paid pursuant to such Payment Election would not begin until Participant’s 75th birthday. Except as otherwise provided by the Administrator, or its delegate, in the form or instructions for a Payment Election change submitted after 2020, any such Payment Election change as to a Payment Event or (in the case of a change to a Contingent Payment Election) death (or, in either case, a date determined with reference to a Payment Event or death) will not be effective unless the new Payment Election defers the applicable payment start date by exactly five years from the start date under the prior Payment Election (for clarity, to the extent a Payment Election provides for payment to commence upon a specified date, rather than a date determined with reference to a Payment Event or death, the new Payment Election may defer the specified date by five or more years). After 2018, the payment schedules available under a new Payment Election are those prescribed by the Administrator, or its delegate, in the form or instructions for the Payment Election change, subject to the conditions specified in this paragraph. After 2018, a Participant will only be given one opportunity to change a Payment Election for benefit accruals with respect to each of the following (i) each Plan Year prior to 2021 and (ii) the Single Payment Election for 2021 and Later Years.
Participants who have elected a form of life annuity as their Primary Payment Election or Contingent Payment Election (including any deemed Payment Election) may change such election from one form of life annuity to another form of life annuity otherwise permitted by the Plan (to the extent applicable) by submitting a new written Payment Election to the Administrator, subject to the following conditions: (1) the new Payment Election shall not be effective unless made before the payment or commencement date scheduled under the prior Payment Election, (2) the payment or commencement date under the prior Payment Election is not changed (or the change is made pursuant to the provisions of the preceding paragraph), and (3) the annuities are actuarially equivalent (within the meaning of Treasury Regulation
Section 1.409A-2(b)(2)(ii).
4.4    Small Benefit Exception
Notwithstanding the foregoing, the Administrator may, in its sole discretion and as determined by it in writing, pay the benefits in a single lump sum if the sum of all benefits payable to the Participant under this Plan and all Similar Plans is less than or equal to the applicable dollar amount under Section 402(g)(1)(B) of the Code.
4.5    Six-Month Delay in Payment for Specified Employees
Notwithstanding anything herein to the contrary, in the event that a Participant who is a Specified Employee is entitled to a distribution from the Plan due to the Participant’s Separation from Service, the lump sum payment or the commencement of installment or life annuity payments, as the case may be, may not be scheduled to occur or occur before the date that is the earlier of (1) six months following the Participant’s Separation from Service for reasons other than death or (2) the Participant’s death.

4.6    Conflict of Interest Exception, Etc.
Notwithstanding the foregoing, the Administrator may, in its sole discretion, pay benefits in a single lump sum if permitted under Treasury Regulation Section 1.409A-3(j)(4)(iii). In addition, the Administrator may, in its sole discretion, accelerate benefits, and pay such benefits in a single lump sum, if and to the extent permitted under any of the other exceptions specified in Treasury Regulation Section 1.409A-3(j)(4) to the general rule in Section 409A of the Code prohibiting accelerated payments, provided that the terms of Section 4.4 of the Plan shall govern whether benefits will be paid in a single lump sum pursuant to the small benefit exception contained in Treasury Regulation Section 1.409A-3(j)(4)(v).
ARTICLE 5
SURVIVOR BENEFITS
5.1    Payment
Following the Participant’s death, payment of the Participant’s benefit will be made to the Participant’s Beneficiary or Beneficiaries according to the payment schedule elected or deemed elected according to Article 4, subject to the payment provisions (if applicable) of Section 4.1.1.
5.2    Benefit Computation
In addition, if the applicable Payment Election or deemed Payment Election is for a joint and survivor life annuity, the survivor benefit is 50% of the Participant’s annuity amount, payable only to the spouse married to the Participant at the earlier of the commencement of Plan benefit payments to the Participant or the Participant’s death, but actuarially reduced if that spouse is more than five years younger than the Participant. If the election is for a contingent life annuity, the survivor benefit will be as elected. The survivor benefit associated with a life annuity will be calculated in a manner consistent with the survivor benefit provisions of the Qualified Plan except that this Plan will govern where its provisions under Sections 3.3 and 3.4(d) are inconsistent with those of the Qualified Plan. Notwithstanding the preceding provisions of this Section 5.2, if the Payment Election or deemed Payment Election is for a joint and survivor annuity, or a contingent life annuity, and the Participant dies on or after December 8, 2021 and while employed by an Affiliate, the survivor benefit as to any distribution of Plan benefits triggered by such Separation from Service will equal 100% of the Participant’s benefit (i.e., not reduced to 50% or 75% of the Participant’s annuity amount), but such benefit shall still be actuarially reduced (as otherwise provided above) for the age of the spouse or contingent annuitant, as applicable.
ARTICLE 6
BENEFICIARY DESIGNATION
The Participant will have the right, at any time, to designate any person or persons or entity as Beneficiary (both primary and contingent) to whom payment under the Plan will be made in the event of the Participant’s death; provided that if the Participant has elected (or is deemed to have elected) a Payment Election in the form of a joint and survivor life annuity or a contingent life annuity and designates a new person or entity as Beneficiary after annuity payments have commenced, the annuity payments to such newly designated Beneficiary must be made in the same amounts and at the same times as payments would have been made to the designated Beneficiary immediately preceding the commencement of payments. The Beneficiary designation will be effective when it is submitted to the Administrator during the Participant’s lifetime in accordance with procedures established by the Administrator.
The submission of a new Beneficiary designation will cancel all prior Beneficiary designations. Any finalized divorce or marriage of a Participant subsequent to the date of a Beneficiary designation will revoke such designation, unless in the case of divorce the previous spouse was not designated as a Beneficiary, and unless in the case of marriage the Participant’s new spouse has previously been designated as the sole primary Beneficiary. The spouse of a married Participant must consent in writing to any designation of a Beneficiary other than the spouse.
If a Participant fails to designate a Beneficiary as provided above, or if the Beneficiary designation is revoked by marriage, divorce, or otherwise without execution of a new designation, or if every person designated as Beneficiary predeceases the Participant, then the Administrator will direct the distribution of the benefits to the Participant’s estate. If a primary Beneficiary dies after the Participant’s death but prior to completion of the distribution of benefits under this Plan, and no contingent Beneficiary has been designated by the Participant, any remaining payments will be made to the primary Beneficiary’s Beneficiary, if one has been designated, or to the Beneficiary’s estate.
ARTICLE 7
CONDITIONS RELATED TO BENEFITS
7.1    Nonassignability
The benefits provided under the Plan may not be alienated, assigned, transferred, pledged or hypothecated by or to any person or entity, at any time or any manner whatsoever. These benefits will be exempt from the claims of creditors of any Participant or other claimants and from all orders, decrees, levies, garnishment or executions against any Participant to the fullest extent allowed by law. Notwithstanding the foregoing, the benefit payable to a Participant may be assigned in full or in part, pursuant to a domestic relations order of a court of competent jurisdiction.
7.2    Unforeseeable Emergency
A Retired Participant, a Participant who has a Disability, or a Participant who is age 55 or older may submit a hardship distribution request to the Administrator in writing setting forth the reasons for the request. The Administrator will have the sole authority to approve or deny such requests. Upon a finding that the Participant has suffered an Unforeseeable Emergency, the Administrator may in its discretion, permit the Participant to accelerate distributions of benefits under the Plan in the amount reasonably necessary to alleviate the Unforeseeable Emergency.

7.3    No Right to Assets
A Participant’s benefits paid under the Plan will be paid from the general funds of the Participant’s Employer, and the Participant and any Beneficiary will be no more than unsecured general creditors of that Employer with no special or prior right to any assets of the Employer for payment of any obligations hereunder. Neither the Participant nor the Beneficiary will have a claim to benefits from any other Affiliate. Notwithstanding the foregoing or anything in the definition of “Employer” to the contrary, and at the sole discretion of EIX, EIX may determine that for purposes of benefits payable under the Plan, EIX shall be deemed to be the Employer obligated to pay such benefits. Such an election by EIX may be made, in EIX’s sole discretion, as to all Plan benefits, as to only certain benefits, and/or as to only certain Affiliates or Participants, and will be deemed an assumption of the specified benefit obligations of the applicable Affiliates. Subject to the further provisions hereof, EIX will be solely obligated to pay any such benefits and no Participant (or Beneficiary) will have a claim as to any other Affiliate with respect to such benefits. Upon an election by EIX under this Section 7.3, benefits covered by the election will be paid from the general funds of EIX (and not the Affiliate that would otherwise pay the benefits), provided that EIX may require that as between EIX and the Affiliate that would otherwise pay such benefits, the Affiliate will be responsible to pay EIX for the assumption of such obligations in accordance with funding arrangements determined by EIX at the time of election or any time thereafter. To the extent such Affiliate fails to comply with such funding arrangements or obtains any refund or offset of payments made from the Affiliate to EIX without the consent of EIX, the Affiliate that would otherwise be responsible for payment of benefits to the applicable Participant will remain responsible for such benefits. EIX will effectuate any such election pursuant to this Section 7.3 by providing written notice to the Administrator and the applicable Affiliates regarding the effective date of such election, and the benefits, Affiliates and Participants for which the election is applicable. The funding arrangements established by EIX at the time of its election, or from time to time thereafter, will set forth the method by which the Affiliates will remit funds to EIX in consideration of Plan benefit obligations that are assumed by EIX. Such a method may include, but is not limited to, lump sum payment by an Affiliate to EIX of relevant benefits accrued through the date of EIX’s election based on the Projected Benefit Obligation (“PBO”) with regular periodic payments to EIX of continuing accruals; regular periodic payments by an Affiliate to EIX of benefits accrued based on the PBO beginning with the date of EIX’s election through the date such benefits become due under the Plan; lump sum payment by an Affiliate to EIX at the time benefits become due under the Plan; or intercompany payables and receivables used with funding on a “pay-as-you-go” basis.
7.4    Protective Provisions
The Participant will cooperate with the Administrator by furnishing any and all information requested by the Administrator, in order to facilitate the payment of benefits hereunder, taking such physical examinations as the Administrator may deem necessary and signing such consents to insure or taking such other actions as may be requested by the Administrator. If the Participant refuses to cooperate, the Administrator and the Employer will have no further obligation to the Participant under the Plan.

7.5    Constructive Receipt
Notwithstanding anything to the contrary in this Plan, in the event the Administrator determines that amounts deferred under the Plan have failed to comply with Section 409A and must be recognized as income for federal income tax purposes, distribution of the amounts included in a Participant’s income will be made to such Participant. The determination of the Administrator under this Section 7.5 will be binding and conclusive.
7.6    Withholding
The Participant or the Beneficiary will make appropriate arrangements with the Administrator for satisfaction of any federal, state or local income tax withholding requirements and Social Security or other employee tax requirements applicable to the accrual or payment of benefits under the Plan. If no other arrangements are made, the Administrator may provide, at its discretion, for such withholding and tax payments as may be required.
7.7    Incapacity
If any person entitled to payments under this Plan is incapacitated and unable to use such payments in his or her own best interest, EIX may direct that payments (or any portion) be made to that person’s legal guardian or conservator, or that person’s spouse, as an alternative to payment to the person unable to use the payments. EIX will have no obligation to supervise the use of such payments, and court-appointed guardianship or conservatorship may be required.
ARTICLE 8
PLAN ADMINISTRATION
8.1    Plan Interpretation
The Administrator will administer the Plan and interpret, construe and apply its provisions in accordance with its terms and will provide direction and oversight as necessary to management, staff, or contractors to whom day-to-day Plan operations may be delegated. The Administrator will establish, adopt or revise such rules and regulations as it may deem necessary or advisable for the administration of the Plan. The Administrator will interpret and construe the Plan to comply with Section 409A of the Code. All decisions of the Administrator will be final and binding.
8.2    Limited Liability
Neither the Administrator, nor any of its members or designees, will be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Plan.

ARTICLE 9
AMENDMENT OR TERMINATION OF PLAN
9.1    Authority to Amend or Terminate
The Administrator will have full power and authority to prospectively modify or terminate this Plan, and the Administrator’s interpretations, constructions and actions, including any determination of the Participant’s account or benefits, or the amount or recipient of the payment to be made, will be binding and conclusive on all persons for all purposes. Absent the consent of the Participant, however, the Administrator will in no event have any authority to modify this section. However, no such amendment or termination will apply to any person who has then qualified for or is receiving benefits under this Plan.
9.2    Limitations
In the event of Plan amendment or termination which has the effect of eliminating or reducing a benefit under the Plan, the benefit payable on account of a retired Participant or Beneficiary will not be impaired, and the benefits of other Participants will not be less than the benefit to which each such Participant would have been entitled if he or she had retired immediately prior to such amendment or termination.
ARTICLE 10
CLAIMS AND REVIEW PROCEDURES
10.1    Claims Procedure for Claims Other Than Due to Disability
(a)    Except for claims due to Disability, the Administrator will notify a Participant or his or her Beneficiary (or person submitting a claim on behalf of the Participant or Beneficiary) (a “claimant”) in writing, within 90 days after his or her written application for benefits, of his or her eligibility or noneligibility for benefits under the Plan. If the Administrator determines that a claimant is not eligible for benefits or full benefits, the notice will set forth (1) the specific reasons for the denial, (2) a specific reference to the provisions of the Plan on which the denial is based, (3) a description of any additional information or material necessary for the claimant to perfect his or her claim, and a description of why it is needed, and (4) an explanation of the Plan’s claims review procedure and other appropriate information as to the steps to be taken if the claimant wishes to have the claim reviewed. If the Administrator determines that there are special circumstances requiring additional time to make a decision, the Administrator will notify the claimant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional 90-day period.
(b)    If a claimant is determined by the Administrator not to be eligible for benefits, or if the claimant believes that he or she is entitled to greater or different benefits, the claimant will have the opportunity to have the claim reviewed by the Administrator by filing a petition for review with the Administrator within 60 days after receipt of the notice issued by the Administrator. Said petition will state the specific reasons which the claimant believes entitle him or her to benefits or to greater or different benefits. Within 60 days after receipt by the

Administrator of the petition, the Administrator will afford the claimant (and counsel, if any) an opportunity to present his or her position to the Administrator in writing, and the claimant (or counsel) will have the right to review the pertinent documents. The Administrator will notify the claimant of its decision in writing within the 60-day period, stating specifically the basis of its decision, written in a manner calculated to be understood by the claimant and the specific provisions of the Plan on which the decision is based. If, due to special circumstances (for example, because of the need for a hearing), the 60-day period is not sufficient, the decision may be deferred for up to another 60-day period at the election of the Administrator, but notice of this deferral will be given to the claimant. In the event of the death of the Participant, the same procedures will apply to the Participant’s Beneficiaries.
10.2    Claims Procedure for Claims Due to Disability
(a)    For purposes of Section 10.1, this Section 10.2 and Section 10.3, a claim shall not be considered to be due to Disability if the existence of the Participant’s Disability is determined by reference to whether the Participant is eligible for benefits under his or her Employer’s long-term disability plan applicable to the Participant, as determined by the Employer. A claim due to Disability will be approved or denied by the Administrator or its delegate, as it deems appropriate in its discretion, based on its interpretation of the Plan, medical evidence, and the analysis and conclusions of a physician selected by the Administrator or its delegate. Within a reasonable period of time, but not later than 45 days after receipt of a claim due to Disability, the Administrator or its delegate shall notify the claimant of any adverse benefit determination on the claim, unless circumstances beyond the Plan’s control require an extension of time for processing the claim. Except as contemplated by this Section 10.2, in no event may the extension period exceed 30 days from the end of the initial 45-day period. If an extension is necessary, the Administrator or its delegate shall provide the claimant with a written notice to this effect prior to the expiration of the initial 45-day period. The notice shall describe the circumstances requiring the extension and the date by which the Administrator or its delegate expects to render a determination on the claim. If, prior to the end of the first 30-day extension period, the Administrator or its delegate determines that, due to circumstances beyond the control of the Plan, a decision cannot be rendered within that extension period, the period for making the determination may be extended for an additional 30 days, so long as the Administrator or its delegate notifies the claimant, prior to the expiration of the first 30-day extension period, of the circumstances requiring the extension and the date as of which the Administrator or its delegate expects to render a decision. This notice of extension shall specifically describe the standards on which entitlement to a benefit is based, the unresolved issues that prevent a decision on the claim, and the additional information needed to resolve those issues, and that the claimant has at least 45 days within which to provide the specified information. Furthermore, in the event that a period of time is extended as permitted due to a claimant’s failure to submit information necessary to decide a claim, the period for making the benefit determination shall be tolled from the date on which the notification of the extension is sent to the claimant until the date on which the claimant responds to the request for additional information.
(b)    In the case of an adverse benefit determination, the Administrator or its delegate shall provide to the claimant written or electronic notification setting forth in a manner calculated to be understood by the claimant in a culturally and linguistically appropriate manner: (i) the specific reason or reasons for the adverse benefit determination; (ii) reference to the specific Plan provisions on which the adverse benefit determination is based; (iii) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why the material or information is necessary; (iv) a description of the Plan’s claim review procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse final benefit determination on review and in accordance with Section 10.2(c) below; (v) either the specific internal rules, guidelines, protocols, standards or other similar criteria of the Plan relied upon in making the adverse determination or a statement that such rules, guidelines, protocols, standards or other similar criteria of the Plan do not exist; (vi) if the determination is based on a medical necessity or experimental treatment or similar exclusion or limit, either an explanation of the scientific or clinical judgment for the determination, applying the terms of the Plan to the claimant’s medical circumstances, or a statement that such explanation shall be provided free of charge upon request; (vii) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits; and (viii) a discussion of the decision, including an explanation of the basis for disagreeing with or not following: (a) the views presented by the claimant to the Plan of health care professionals treating the claimant and vocational professionals who evaluated the claimant; (b) the views of medical or vocational experts whose advice was obtained on behalf of the Plan in connection with a claimant’s adverse benefit determination, without regard to whether the advice was relied upon in making the benefit determination; and (c) a disability determination made by the Social Security Administration regarding the claimant presented by the claimant to the Plan.
(c)    Any good-faith determination by the Administrator or its delegate will be final and binding on the Plan and the claimant unless appealed in accordance with this Section 10.2(c). Within 180 days after receipt by the claimant of notification of the adverse benefit determination, the claimant or the claimant’s duly authorized representative, upon written application to the Administrator, may request that the Plan fully and fairly review the adverse benefit determination (also sometimes referred to herein as an “appeal”). Upon request and free of charge, the claimant pursuing an appeal shall have reasonable access to, and be provided copies of, all documents, records and other information relevant to the claimant’s claim for benefits. The claimant shall have the opportunity to submit written comments, documents, records, and other information relating to the claim for benefits. The review: (i) shall take into account all comments, documents, records, and other information submitted regardless of whether the information was previously submitted or considered in the initial adverse benefit determination; (ii) shall not afford deference to the initial adverse benefit determination;
(iii) shall be conducted, at the direction of the Administrator, by an appropriate fiduciary of the Plan who is neither the individual who made the adverse benefit determination that is the subject of the review, nor the subordinate of such individual; (iv) shall identify medical and vocational experts whose advice was obtained on behalf of the Plan in connection with the initial adverse benefit determination, without regard to whether the advice was relied upon in making the benefit determination; and (v) where based in whole or in part on medical evidence or medical judgment, including determinations with regard to whether a particular treatment, drug, or other item is experimental, investigational, or not medically necessary or appropriate, shall include consultation with a physician, with appropriate training and experience in the field of medicine involved in the medical judgment, who was neither consulted in connection with the initial adverse benefit determination, nor the subordinate of any such professional.
The appeal will then be approved or denied by the Administrator or its delegate, as it deems appropriate, based on its interpretation of the Plan in light of the medical evidence.
Before an adverse benefit determination on review of a claim due to Disability is issued, the claimant shall be provided, free of charge, with any new or additional evidence considered, relied upon, or generated by the Administrator or its delegate making the benefit determination (or at the direction of the Administrator) in connection with the claim; such evidence will be provided as soon as possible and sufficiently in advance of the date on which the notice of adverse benefit determination on review is required to be provided to give the claimant a reasonable opportunity to respond prior to that date.
Also before an adverse benefit determination on review based on a new or additional rationale is issued, the claimant shall be provided, free of charge, the rationale; the rationale must be provided as soon as possible and sufficiently in advance of the date on which the notice of adverse benefit determination on review is required to be provided to give the claimant a reasonable opportunity to respond prior to that date.
A final benefit determination will be made by the Administrator or its delegate, and the Administrator or its delegate shall provide the claimant with written or electronic notification of the final benefit determination within a reasonable period of time, but no later than 45 days immediately following receipt of claimant’s request for review, unless special circumstances require a further extension of time for processing the claim, which extension may be up to an additional 45 days. If such an extension of time for review is required because of special circumstances, the Administrator or its delegate shall provide the claimant with a written notice of the extension prior to the commencement of the extension. The notice shall describe the special circumstances requiring the extension and the date as of which the final benefit determination shall be made. In the event that a period of time is extended due to a claimant’s failure to submit information necessary to decide a claim, the period for making the benefit determination on review shall be tolled from the date on which the notification of the extension is sent to the claimant until the date on which the claimant responds to the request for additional information. In the case of an adverse final benefit determination, the Administrator or its delegate shall provide to the claimant written or electronic notification setting forth in a manner calculated to be understood by the claimant and in a culturally and linguistically appropriate manner: (i) the specific reason or reasons for the adverse final benefit determination;
(ii) reference to the specific Plan provisions on which the adverse final benefit determination is based; (iii) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits; (iv) a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse final benefit determination on review and mandatory arbitration in accordance with Section 10.3 below; (v) either the specific internal rules, guidelines, protocols, standards or other similar criteria of the Plan relied upon in making the adverse determination or a statement that such rules, guidelines, protocols, standards or other similar criteria of the Plan do not exist; (vi) if the determination is based on a medical necessity or experimental treatment or similar exclusion or limit, an explanation of the scientific or clinical judgment for the determination, applying the terms of the Plan to the claimant’s medical circumstances, or a statement that such explanation shall be provided free of charge upon request; (vii) a discussion of the decision, including an explanation of the basis for disagreeing with or not following: (a) the views presented by the claimant to the Plan of health care professionals treating the claimant and vocational professionals who evaluated the claimant;
(b) the views of medical or vocational experts whose advice was obtained on behalf of the Plan in connection with a claimant’s adverse benefit determination, without regard to whether the advice was relied upon in making the benefit determination; and (c) a disability determination made by the Social Security Administration regarding the claimant presented by the claimant to the Plan; and (viii) the following statement: “You and your plan may have other voluntary alternative dispute resolution options, such as mediation. One way to find out what may be available is to contact your local U.S. Department of Labor Office and your State insurance regulatory agency.” As described above, there shall be only one level of review of an adverse benefit determination, followed by mandatory arbitration under Section 10.3, before a claimant may bring a civil action pursuant to Section 502 of ERISA.
10.3    Dispute Arbitration
(a)    Effective as to any claims filed on or after June 19, 2014, final and binding arbitration under this Section 10.3 shall be the sole remedy available to a claimant after he or she has exhausted the claim and review procedures set forth in Section 10.1. Furthermore, exhaustion by the claimant of the claim and review procedures set forth in Section 10.1 is a mandatory prerequisite for binding arbitration under this Section 10.3. Any arbitration or civil action brought prior to the exhaustion of the claim and review procedures set forth in Section 10.1 shall be remanded to the Administrator to permit the claim and review procedures to be exhausted.
(b)    After a claimant has exhausted the claim and review procedures set forth in Section 10.1, if the claimant is determined by the Administrator not to be eligible for benefits, or if the claimant believes that he or she is entitled to greater or different benefits, the claimant may submit his or her claim to final and binding arbitration under this Section 10.3.
Any arbitration under this Section 10.3 will be held in Los Angeles County, California, in accordance with the then-current JAMS Arbitration Rules and Procedures for Employment Disputes (“JAMS Rules”) and under the Federal Arbitration Act. The arbitration shall be before a single neutral arbitrator licensed to practice law and experienced in employee benefits law as well as the laws governing nonqualified deferred compensation plans, selected by mutual agreement of the parties. If the parties are unable to agree upon an arbitrator, the arbitrator shall be selected by striking in accordance with the then-current JAMS Rules from a list of arbitrators supplied by JAMS. Any and all claims and/or defenses that would otherwise be available in a court of law will be fully available to the parties. The arbitrator selected pursuant to this paragraph (the “Arbitrator”) may order such discovery as is necessary for a full and fair exploration of the issues and dispute, consistent with the expedited nature of arbitration. The Arbitrator shall apply applicable substantive law to resolve the dispute. To the fullest extent provided by federal law, the decision rendered by the Administrator pursuant to the claim and review procedures set forth in Section 10.1 shall be upheld by the Arbitrator unless the Arbitrator determines that the Administrator abused its discretion. Notwithstanding the preceding sentence, if a Change in Control occurs, then a claim review decision rendered by the Administrator within the three years following the Change in Control shall, if it is challenged by the claimant in accordance with this Section 10.3, be subject to de novo review by the Arbitrator. Subject to the applicable standard of review in the preceding two sentences, the Arbitrator may grant any award or relief available under applicable law that the Arbitrator deems just and equitable.
At the conclusion of the arbitration, the Arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the Arbitrator’s award or decision is based. Any award or relief granted by the Arbitrator hereunder shall be final and binding on the parties hereto, and may be enforced by any court of competent jurisdiction. The Administrator will pay the Arbitrator’s fees and all other costs that are unique to the arbitration process, to the extent required by law. Otherwise, each party shall be solely responsible for paying his/her/their/its own costs/fees for the arbitration, including but not limited to attorneys’ fees. However, the Arbitrator in his or her discretion may allow reasonable attorney’s fees and costs of action to either party to the same extent as would be permissible if the claim(s) were filed in a court of law in lieu of arbitration.
(c)    Notwithstanding any contrary provisions of this Section 10.3, if the claim is due to Disability, the following rules apply: (1) arbitration under this Section 10.3 shall be the mandatory second level of appeal following the exhaustion by the claimant of the claim and review procedures set forth in Section 10.2, and such exhaustion is a mandatory prerequisite for arbitration under this Section 10.3—any arbitration or civil action brought with respect to a claim due to Disability prior to the exhaustion of the claim and review procedures set forth in
Section 10.2 shall be remanded to the Administrator to permit the claim and review procedures to be exhausted; (2) arbitration of a claim due to Disability under this Section 10.3 shall not be binding, and the claimant shall not be precluded from challenging the decision of the Arbitrator in a civil action brought pursuant to Section 502(a) of ERISA; and (3) except as specifically set forth in this Section 10.3(c), if the claim is due to Disability, the arbitration shall be conducted as set forth in Section 10.3(b).
(d)    The Officer, Executive, Participant, or Beneficiary must bring any dispute in arbitration on an individual basis only, and not on a class, collective or representative basis and must waive the right to commence, be a party to, or be an actual or putative class member of any class, collective or representative action arising out of or relating to the Plan, including, but not limited to, any claims related to the Plan (“class action waiver”). However, if this class action waiver is found to be unenforceable by a court of competent jurisdiction, then any claim on a class, collective or representative basis shall be filed and adjudicated in a court of competent jurisdiction, and not in arbitration. Except as provided in the preceding sentence, this Section 10.3 is intended to make mandatory individual arbitration apply, as described above, to the maximum extent permissible under ERISA; if any feature of this arbitration requirement is impermissible under ERISA, arbitration as described above shall remain required with the minimum change necessary to allow the arbitration requirement to be permissible under ERISA. This Section 10.3(d) shall apply as follows: (1) it shall apply to any claim filed on or after January 1, 2024 with respect to an Officer, Executive or Participant hired (including those rehired) by an Employer on or after January 1, 2024 and to any Beneficiary thereof and (2) it shall apply to any claim filed on or after January 1, 2025 with respect to an Officer, Executive or Participant hired (including those last rehired) by an Employer prior to January 1, 2024 and to any Beneficiary thereof.
ARTICLE 11
MISCELLANEOUS
11.1    Participation in Other Plans
Participation in this Plan will not limit a Participant’s ability to continue to participate in any other employee benefit program of an Employer, subject to and in accordance with the terms of the applicable employee benefit program.
11.2    Relationship to Qualified Plan
This Plan will to the fullest extent possible under currently applicable law be administered in accordance with, and where practicable according to the terms of the Qualified Plan and/or Savings Plan. Notwithstanding the foregoing, the terms of this Plan shall control benefits payable under this Plan whenever the terms of the Qualified Plan and/or Savings Plan differ from this Plan.
11.3    Forfeiture
The payments to be made pursuant to the Plan require the Participant, for so long as the Participant remains in the active employ of the Employer, to devote substantially all of his or her time, skill, diligence and attention to the business of the Employer and not to actively engage, either directly or indirectly, in any business or other activity adverse to the best interests of the business of the Employer. In addition, the Participant will remain available during Retirement for consultation in any matter related to the affairs of the Employer. Any breach of these conditions by a Participant will result in complete forfeiture by the Participant of any further benefits under the Plan. If the Participant fails to observe any of the above conditions, or if he or she is discharged by the Employer for malfeasance or willful neglect of duty, then in any of said events, the Participant’s benefits under this Plan will terminate and will not be paid, and EIX and the Employer will have no further liability therefor.
11.4    Successors
The rights and obligations of each Employer under the Plan will inure to the benefit of, and will be binding upon, the successors and assigns of the Employer.

11.5    Trust
The Employers will be responsible for the payment of all benefits under the Plan. At their discretion, the Employers may establish one or more grantor trusts for the purpose of providing for payment of benefits under the Plan. The trust or trusts may be irrevocable, but an Employer’s share of the assets thereof will be subject to the claims of the Employer’s creditors. Benefits paid to the Participant from any such trust will be considered paid by the Employer for purposes of meeting the obligations of the Employer under the Plan.
11.6    Employment Not Guaranteed
Nothing contained in the Plan nor any action taken hereunder will be construed as a contract of employment or as giving any Participant any right to continue in employment with the Employer or any other Affiliate.
11.7    Gender, Singular and Plural
All pronouns and variations thereof will be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may be read as the plural and the plural as the singular.
11.8    Captions
The captions of the articles and sections of the Plan are for convenience only and will not control or affect the meaning or construction of any of its provisions.
11.9    Validity
If any provision of the Plan is held invalid, void or unenforceable, the same will not affect, in any respect whatsoever, the validity of any other provisions of the Plan.
11.10    Waiver of Breach
The waiver by EIX or the Administrator of any breach of any provision of the Plan by the Participant will not operate or be construed as a waiver of any subsequent breach by the Participant.
11.11    Applicable Law
The Plan will be governed and construed in accordance with the laws of California except where the laws of California are preempted by ERISA.
11.12    Notice
Any notice or filing required or permitted to be given to the Administrator under the Plan will be sufficient if in writing and hand-delivered, or sent by first class mail to the principal office of EIX, directed to the attention of the Administrator. The notice will be deemed given as of the date of delivery, or, if delivery is made by mail, as of the date shown on the postmark.
11.13    ERISA Plan
The Plan is intended to be an unfunded plan maintained primarily to provide deferred compensation benefits for “a select group of management or highly compensated employees” within the meaning of Sections 201, 301 and 401 of ERISA and therefore to be exempt from Parts 2, 3 and 4 of Title I of ERISA. EIX is the named fiduciary.
11.14    Statutes and Regulations
Any reference to a statute or regulation herein shall include any successor to such statute or regulation.

IN WITNESS WHEREOF, EIX has amended and restated this Plan on the 26th day of February, 2025.
EDISON INTERNATIONAL

/s/ Natalie Schilling
Natalie Schilling
Senior Vice President, Human Resources